EXHIBIT 3.1


                  RESTATEMENT OF ARTICLES OF INCORPORATION OF
                          PANAMERICAN BEVERAGES, INC.
                             (AS OF MAY 12, 2000)

ARTICLE 1 - NAME

The name of the Corporation is PANAMERICAN BEVERAGES, INC.

ARTICLE 2 - PURPOSES

The purposes of the Corporation are the following:

a. To engage in and carry on the business of the production, manufacture, purchase, sale and distribution of beverages of all kinds and to engage in all similar, allied or supplemental businesses.

b. To buy, hold, receive and collect the income from, sell, pledge, mortgage or otherwise encumber or dispose of real and personal property of any and all types and kinds including, without limitation, shares of stock or other interests or rights of participation in other enterprises, companies or corporations, bonds, debentures, notes or other evidences of indebtedness or obligations of other enterprises, companies or persons, legal or physical, whether or not such property shall be necessary to the conduct of the business operations of the Corporation.

c. To do all things necessary for or incidental to the accomplishment of the objects enumerated in these Articles of Incorporation or any amendment thereof or necessary or incidental to the protection and benefit of the Corporation.

d. Generally to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Corporation Law of the Republic of Panama.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the Republic of Panama.


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ARTICLE 3 - NUMBER OF SHARES

1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 600,000,000 shares, with an aggregate par value of U.S.$6,000,000 (six million U.S. Cy.). The classes and aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

     (a) 500,000,000 shares of Class A Common Stock, U.S.$.01 (one cent U.S. Cy.) par value per share (hereinafter, the "Class A Common Stock").

     (b) 50,000,000 shares of Class B Common Stock, U.S.$.01 (one cent U.S. Cy.) par value per share (hereinafter, the "Class B Common Stock").

     (c) 50,000,000 shares of Preferred Stock, U.S.$.01 (one cent U.S. Cy.) par value per share (hereinafter, the "Preferred Stock").

2. It is recognized and declared that each original share of Common Stock, U.S.$0.10 (ten cents U.S. Cy.) par value per share (the "Original Common Stock"), outstanding as of the Record Date (as hereinafter defined), was without any further act, converted into five shares of Class A Common Stock and one share of Class B Common Stock. Before April 30, 1993, the Corporation caused to be advertised in a newspaper of general circulation in the City of Panama and in an edition of The Wall Street Journal, and mailed to each holder of shares of Original Common Stock in nominative or bearer form as of the Record Date at the address provided by such holder on the books and records of the Corporation, notice that such shares of Original Common Stock had been canceled and are void. Subject to the provisions contained herein, on or before April 30, 1993, the transfer agent for the stock of the Corporation mailed to each holder of shares of Original Common Stock as of the Record Date, certificates for the shares of Class A Common Stock and Class B Common Stock to which such holder was entitled at the address provided by such holder on the books and records of the Corporation. The Board of Directors of the Corporation is expressly authorized to provide for the issue of any of all shares of Class A Common Stock and Class B Common Stock and to specify rules and regulations concerning issuance and transfer of such shares including without limitation the forms and certifications which must be duly and timely completed to establish the entitlement to certificates for shares of Class A Common Stock and Class B Common Stock.

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ARTICLE 4 - POWERS AND RIGHTS OF THE CLASS A COMMON STOCK AND THE CLASS B
COMMON STOCK

     A. Voting Rights and Powers.

          (i) Except as otherwise provided by law or as otherwise provided in these Articles of Incorporation or any Preferred Stock Designation (as hereinafter defined), with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, each share of Class B Common Stock shall entitle the record holder thereof to one vote at any meeting in person or by proxy, provided that such proxy is designated by the Board of Directors of the Corporation or is a Qualifying Transferee (as hereinafter defined) of such share (determined as if such share had been transferred to such proxy immediately prior to the record date for such meeting).

          (ii) Except as otherwise provided in these Articles of Incorporation, at all times prior to the Conversion Date (as hereinafter defined), each share of the Class A Common Stock shall not entitle the record holder thereof to vote on any matter. As of and after the Conversion Date, except as otherwise provided by law or as otherwise provided in these Articles of Incorporation or any Preferred Stock Designation, each share of Class A Common Stock shall entitle the record holder thereof to one vote at any meeting in person or by proxy.

     B. Dividends and Distributions. Except as otherwise provided in these Articles of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided, however, that in no event may the rate of any dividend payable on outstanding shares of Class B Common Stock be greater than the dividend rate payable on outstanding shares of Class A Common Stock, or vice versa. All dividends and distributions on the Class A Common Stock payable in stock of the Corporation shall be made in shares of Class A Common Stock and all dividends and distributions on the Class B Common Stock payable in stock of the Corporation shall be made at the same dividend rate per share either in shares of Class B Common Stock or shares of Class A Common Stock as determined by the Board of Directors. In no event will shares of either Class A Common Stock or Class B Common Stock be split, divided or combined unless the other such class is also split, divided or combined at the same rate per share.

     C. Other Rights. Except as otherwise required by law or as otherwise provided in these Articles of Incorporation, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

     D. Conversion.

          (i) Subject to the terms and conditions of this Section D, each share of Class B Common Stock shall be convertible at any time or from time to time, at the

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option of the respective holder thereof, at the office of the transfer agent for the Class A Common Stock or at such other place as the Board of Directors may designate, into one (1) fully-paid and nonassessable share of Class A Common Stock. In order to convert Class B Common Stock into Class A Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation) and (b) give written notice to the Corporation that such holder elects to convert said Class B Common Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Common Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

          (ii) At the close of business on the Conversion Date, each outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. The term "Conversion Date" shall mean the tenth (10th) day following such date as the Board of Directors shall have determined that the number of shares of Class B Common Stock outstanding is less than 1,900,000 or such other number as may be determined from time to time by the Board of Directors (the "Conversion Number"). The Board of Directors may increase or decrease the Conversion Number at any time, including retroactively within ten (10) days following such date as the Board shall have determined that the number of shares of Class B Common Stock outstanding is less than the then established Conversion Number, provided that the Board shall have determined, in the exercise of its business judgment, that such increase or decrease would be in the best interest of the Corporation's shareholders generally.

          (iii) In the event of a transfer (as hereinafter defined) of any share of Class B Common Stock to any person other than a Qualifying Transferee of such share, such share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock.

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               (a) If the Initial Holder of any share of Class B Common Stock was a natural person, the term "Qualifying Transferee" with respect to such share shall mean:

                    (1) Such person, the spouse of such person, any lineal
               descendant (as hereinafter defined) of such person and the spouse of any lineal descendant of such person;

                    (2) A controlled charitable organization (as hereinafter
               defined);

                    (3) A corporation or partnership which is controlled (as
               hereinafter defined) by one or more of the persons described in clause (1) above;

                    (4) A trust (including a voting trust) (A) that is held
               for the primary benefit of one or more of the persons described in clause (1), (2) or (3) above and (B) a majority of the trustees of which are (i) one or more of the persons described in clause (1) above, (ii) one or more practicing attorneys acting as the personal attorney or attorneys for one or more of such persons and/or (iii) a commercial bank or trust company regularly engaged in the business of acting as a trustee and having net capital in excess of U.S.$100 million; or

                    (5) The estate of any person described in clause (1)
               above, provided that a majority of the executors or administrators of such estate are (i) one or more of the persons described in clause (l) above, (ii) one or more practicing attorneys acting (or who acted) as the personal attorney or attorneys for one or more of such persons and/or
               (iii) a commercial bank or trust company regularly engaged in the business of acting as an executor or administrator and having net capital in excess of U.S.$100 million.

               (b) If the initial Holder of any share of Class B Common Stock was a trust (other that a trust described in paragraph (c) below), the term "Qualifying Transferee" with respect to such share shall mean:

                    (1) The person who transferred to such trust the share of
               Original Common Stock which was converted into such share of Class B Common Stock; or, if the Initial Date (as hereinafter

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               defined) with respect to such share is after the Record Date, the settlor of such trust; or

                    (2) any Qualifying Transferee of such share determined as
               if such transferor or settlor had been the Initial Holder of such share.

               (c) If the Initial Holder of any share of Class B Common Stock was a trust which was irrevocable (as hereinafter defined) on the Initial Date, the term "Qualifying Transferee" with respect to such share shall mean:

                    (1) the person who transferred to such trust the share of
               Original Common Stock which was converted into such share of Class B Common Stock or, if the Initial Date with respect to such share is after the Record Date, the settler of such trust;

                    (2) any beneficiary of such trust on the Initial Date to
               whom or for whose benefit the income or principal could be distributed either during or at the end of the term of such trust (other than through the exercise of a power of appointment, unless such power of appointment is limited to the descendants, issue or children of the holder of such power); or

                    (3) any Qualifying Transferee of such share determined as
               if such transferor or settler and each such beneficiary had been an Initial Holder of such share.

               (d) If the Initial Holder of any share of Class B Common Stock was a corporation or partnership, the term "Qualifying Transferee" with respect to such share shall mean:

                    (1) each shareholder of such corporation or partner of
               such partnership on the Initial Date, provided, however, that each such person shall be a Qualifying Transferee pursuant to this clause (1) only with respect to such person's pro rata portion of the shares held by such corporation or partnership on the Initial Date (based on such person's ownership interest in such corporation or partnership on such date); or

                    (2) with respect to that number of shares as to which such shareholder or partner is a Qualifying Transferee pursuant to clause (1) above, any Qualifying Transferee of such shares

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               determined as if such shareholder or partner had been the
               Initial Holder of such shares.

               (e) If the Initial Holder of any share of Class B Common Stock is the executor or administrator of the estate of a deceased, disabled or incompetent person or the guardian or conservator of the estate of a bankrupt or insolvent person, the term "Qualifying Transferee" shall mean any Qualifying Transferee of such share determined pursuant to paragraph (a) hereof as if such deceased, disable, incompetent, bankrupt or insolvent person had been the Initial Holder of such share.

               (f) For purposes of these Articles of Incorporation:

                    (1) The "Initial Holder" with respect to any share of Class B Common Stock shall be the person who as of the Initial Date was the registered holder of the share of Original Common Stock that was converted into such share of Class B Common Stock, or if such share of Original Common Stock was in bearer form, the person who was entitled to receive dividends on such share of Original Common Stock on the Record Date as reflected on the books and records of the Corporation. The "Initial Holder" with respect to any share of Class B Common Stock first issued after the initial issuance of shares of Class B Common Stock pursuant to the conversion of the Original Common Stock, shall be the person in whose name such share of Class B Common Stock shall first be registered. For purposes hereof, each joint owner of a share of Original Common Stock or Class B Common Stock shall independently be considered a holder of such share. Unless otherwise specified, the term "person" means both natural persons and legal entities.

                    (2) The term "transfer" shall mean any sale, transfer (including a transfer made in whole or in part without consideration as a gift), exchange, assignment, pledge, encumbrance, alienation or any other disposition or hypothecation of record or beneficial ownership (as hereinafter defined) of any share. If the Initial Holder of any shares of Class B Common Stock was a corporation having one hundred (100) or more holders of record of capital stock on the Initial Date (a "Widely-Held Corporation") or an 80% - owned subsidiary of any such corporation, the term "transfer" shall not include any transfer of any or all of such shares to such Widely-Held Corporation or to an 80%-owned subsidiary of such corporation. For purposes hereof, the term "80%-owned subsidiary" shall mean a corporation of which a Widely-Held Corporation owns, directly or indirectly, eighty percent (80%) or more of the combined voting power and value of the outstanding capital stock of such corporation.

                    (3) In the case of any change of control (as hereinafter defined) of any corporation, partnership, trust or estate holding any share of Class B Common Stock, such entity shall be deemed to have transferred such share to itself as a


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new transferee upon such change of control. The term "change of control" shall mean (A) in the case of a corporation (other than a corporation described in clause (B) below), such time as (x) a majority of the members of the board of directors shall not have been members of the board of directors of such corporation on the Initial Date (or persons described in paragraph (a) (1) hereof with respect to such members) or (y) the beneficial owners of the outstanding capital stock of such corporation shall not have been the beneficial owners of eighty percent (80%) or more of the combined voting power and value of the outstanding capital stock of such corporation on the Initial Date (or persons described in paragraph (a) hereof with respect to such owners); (B) in the case of a Widely-Held Corporation or an 80%-owned subsidiary of such corporation, (x) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of such corporation or such subsidiary, as the case may be, to any person other than such corporation or an 80%-owned subsidiary of such corporation of (y) any merger or consolidation of such corporation or such subsidiary, as the case may be, with or into another entity as a result of which the shareholders of such corporation or such subsidiary, as the case may be, immediately prior to such merger or consolidation own, directly or indirectly, less than eighty percent (80%) of the combined voting power or value of the outstanding capital stock of the surviving entity in such merger or consolidation; (C) in the case of a partnership, such time as the general or limited partners, respectively, of such partnership shall not have been the beneficial owners of eighty percent (80%) or more by value of the general or limited partnership interests, respectively, of such partnership on the Initial Date (or persons described in paragraph (a) hereof with respect to such owners); (D) in the case of a trust, any change in the trustees or beneficiaries of such trust; or
(E) in the case of an estate, any change in the executors or administrators of such estate, except, in the case of clauses (A) through (E) above, any such change pursuant to the provisions of an agreement or other document in existence on, and which shall not have been amended or modified after, the Initial Date.

                    (4) A person shall be deemed the "beneficial owner " of, and to "beneficially own" and to have "beneficial ownership" of, any share (A) which such person has the power to vote or dispose, or to direct the voting or disposition of, directly or indirectly, through any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting or disposing of such shares, or (B) which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                    (5) A corporation or partnership which is the proposed transferee of any share of Class B Common Stock pursuant to paragraph (a) hereof shall be deemed to be "controlled" if (but only if) one or more of the persons described in clause (1), (2), (3) or (4) of paragraph (a) hereof with respect to such share


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(A) constitute a majority of the members of the board of directors and own, directly or indirectly, eighty percent (80%) or more of the combined voting power and value of the outstanding capital stock of such corporation of (B) own, directly or indirectly, eighty percent (80%) or more by value of the general and limited partnership interests of such partnership.

                    (6) The term "descendant" with respect to any person shall mean and include the blood descendants of such person. In addition, a person adopted pursuant to a qualifying adoption shall have the same status and benefits, and all relationships to or through such person shall be determined in the same manner, as if such person were a child of the blood of such person's adoptive parent or parents rather than of such person's natural parents. For purposes hereof, a "qualifying adoption" of a person shall have occurred solely if a decree or order of adoption shall have been made by a duly constituted court or other authority authorized by law to effect adoptions prior to such person attaining the age of seven (7) years.

                    (7) The term "controlled charitable organization" shall mean any trust, fund or foundation (x) organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary, or educational purposes, no part of the assets or net earnings of which may inure to the benefit of any shareholder (which is not itself a charitable organization) or individual and (y) a majority of the trustees or members of the board of directors of which are persons described in clause (1) of paragraph (a) hereof with respect to the shares transferred to such trust, fund or foundation.

                    (8) A trust shall be deemed to be "irrevocable" if such trust is not revocable at any time after the Initial Date by the person or persons who established such trust except with the consent of any person having a substantial beneficial interest in such trust who would be adversely affected by any revocation of such trust.

                    (9) Any share of stock held or received at any time by a custodian under a Uniform Gifts to Minors Act account (or similar account) shall be deemed for purposes hereof to be received or held by the minor for whose benefit such account was established.

                    (10) The term "Record Date" shall mean March 6, 1993, the date for determining the shareholders entitled to notice of and to vote at the Special Meeting of Shareholders of the Corporation at which the provisions of this Article 4 were first adopted. The term "Initial Date" with respect to any share of Class B Common Stock shall mean the Record Date or, if such share shall first be issued after the initial issuance of shares of Class B Common Stock pursuant to the conversion of


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the Original Common Stock, the date on which such share of Class B Common
Stock shall first be issued.

               (g) Notwithstanding anything to the contrary contained herein, any Additional Qualifying Transferee (as hereinafter defined) or other person who shall acquire any share of Class B Common Stock in accordance with the provisions of Section (iv) of this Article 4D shall be a Qualifying Transferee of such share. In addition, any person who would be a Qualifying Transferee of such share determined as if such Additional Qualifying Transferee or other person had been the Initial Holder of such share, shall be a Qualifying Transferee of such share of Class B Common Stock.

               (h) Notwithstanding anything to the contrary contained herein, shares of Class B Common Stock pledged to a bona fide pledgee who has no power to vote or to direct the vote of the pledged shares of Class B Common Stock will not be converted into Class A Common Stock prior to foreclosure or other similar action by the pledgee.

               (i) Notwithstanding anything to the contrary contained herein, the following shall be Qualifying Transferees of any and all shares of Class B Common Stock: (x) the Corporation and each of its direct or indirect majority-owned subsidiaries and any employee or director benefit plan sponsored by the Corporation, and (y) the trust created pursuant to that certain Voting Trust and Standstill Agreement dated as of January 11, 1993 among Mr. Newton W. Thomas and Lt. Gen. Donald Colin Mackenzie, and certain shareholders parties thereto, as such may be amended or supplemented from time to time, and any corporation, partnership or trust established by persons beneficially owning a majority of the shares of Original Common Stock subject to the above-referenced Voting Trust as of the Record Date (hereinafter the "Voting Trust").

               (j) Notwithstanding anything to the contrary contained herein,
(x) any transfer of a voting trust certificate in accordance with the Voting Trust shall not be deemed a transfer of the shares of Class B Common Stock represented by such voting trust certificate and (y) any current or future holder of a voting trust certificate in accordance with the Voting Trust who shall acquire any share of Class B Common Stock pursuant to the terms of the Voting Trust shall be a Qualifying Transferee of such share. In addition, any person who would be a Qualifying Transferee of such share determined as if such current or future holder had been the Initial Holder of such share, shall be a Qualifying Transferee of such share of Class B Common Stock.

               (k) The Board of Directors of the Corporation or its appointed agent shall have the power to determine, in good faith after reasonable inquiry, whether any share of Class B Common Stock has been transferred and the date of such transfer. The Board of Directors may, in its discretion from time to time or as a condition to the transfer or the registration of transfer of shares of Class B Common Stock, require the holder of such shares to furnish such affidavits or other proof as it deems necessary to determine whether the record or beneficial owner or the purported or proposed transferee of such shares is or continues to be a Qualifying Transferee or an Additional


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Qualifying Transferee. Failure by any such holder promptly to comply with any request by the Board for such proof shall result in the suspension of the power to vote such shares until such time as the Board shall determine that such holder has complied with such request. The Board of Directors of the Corporation shall have the further power to interpret all the terms and provisions of this Article 4.

     (iv) (a) If any holder of shares of Class B Common Stock shall desire to transfer any shares of Class B Common Stock to an Additional Qualifying Transferee pursuant to a bona fide offer to purchase such shares, such holder shall first offer such shares to the Corporation by delivering prior written notice (the "First Refusal Notice") to the Secretary of the Corporation setting forth in reasonable detail the number of shares of Class B Common Stock such holder desires to transfer, the identity of the Additional Qualifying Transferee to whom such holder shall desire to transfer such shares (the "Proposed Additional Transferee"), the price at which such holder proposes to transfer such shares (the "Offer Price"), and the other material terms and conditions of the proposed transfer (the "Offer Terms"). The receipt of such First Refusal Notice shall constitute the granting by such holder to the Corporation of an irrevocable option (the "First Refusal Option") to purchase such shares at the Offer Price and on the Offer Terms. The First Refusal Option shall be exercisable by the Corporation, or, subject to the provisions of paragraph (b) hereof, by any third party to which the Corporation shall assign the First Refusal Option, in whole or in part, within one hundred eighty (180) days of receipt by the Corporation of the First Refusal Notice (or until such time as the Corporation shall have notified such holder in writing of its determination not to exercise or assign the First Refusal Option), by delivery to such holder of a notice of exercise setting forth the number of shares of Class B Common Stock as to which the First Refusal Option shall be exercised. If the First Refusal Option shall be properly exercised by the Corporation (or any such assignee) with respect to any shares of Class B Common Stock, the holder of such shares shall sell such shares at the Offer Price and on the Offer Terms to the Corporation (or such assignee); provided, however, that the consummation of such sale shall take place not fewer than thirty (30) days nor more than sixty (60) days after the date of exercise. If all notices required to be given have been duly given and if any portion of the First Refusal Option shall not have been exercised, then the holder shall have the right, for a period of ninety (90) days from the date on which the First Refusal Option shall have expired, to transfer the shares represented by such unexercised portion of the First Refusal Option to the Proposed Additional Transferee at the Offer Price and on the Offer Terms.

          (b) Notwithstanding anything to the contrary contained herein, the Corporation shall not assign any portion of the First Refusal Option to any person unless the Board of Directors shall have determined, in the exercise of its business judgment, that such assignment would be in the best interest of the Corporation's shareholders generally.


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          (c) The term "Additional Qualifying Transferee" with respect to any share of Class B Common Stock shall mean each person (not otherwise meeting the definition of Qualifying Transferee with respect to such share) who would be a Qualifying Transferee of such share within the meaning of Article 4D
(iii) if clause (1) of paragraph (a) thereof were expanded to include the following: such person, the spouse of such person, any lineal descendant of any grandparent of such person or the spouse of any lineal descendant of any grandparent of such person.

     (v) The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

     (vi) The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares.

     (vii) Shares of Class B Common Stock converted into shares of Class A Common Stock shall be retired and shall have the status of authorized but unissued shares of Class B Common Stock until the Conversion Date, at which time all authorized but unissued shares of Class B Common Stock shall be converted into authorized but unissued shares of Class A Common Stock.

     E. Miscellaneous

          (i) Shares of Class A Common Stock and Class B Common Stock may only be issued in registered form.

          (ii) Except as otherwise provided in any Preferred Stock Designation, no shares of stock of the Corporation shall give the holders thereof any preemptive or other right to subscribe for or to purchase any additional shares of the Corporation which are issued or sold by the Corporation.

ARTICLE 5 - PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issue of any or all shares of the Preferred Stock, in one or more series, and to fix for each such series


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such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the law of the Republic of Panama.

ARTICLE 6 - SHAREHOLDERS' LIABILITY

The liability of the shareholders shall be limited to the amount unpaid on their shares and no share shall be issued until fully paid. The shareholders shall not thereafter be subject to further call or assessment for any purpose.

ARTICLE 7 - CORPORATE DOMICILE AND RESIDENT AGENT

The domicile of the Corporation is in the Republic of Panama. The name and address of its resident agent is the firm of Arias, Fabrega & Fabrega with address at Plaza Bancomer Building, 50th Street, Panama, Republic of Panama. The original subscribers to the Articles of Incorporation of this Corporation, each of whom agreed to accept one share, were Vicente Saenz and Sydney Jocelyn Williams.

ARTICLE 8 - DIRECTORS

The number of directors of the Corporation shall be not less than (7) nor more than seventeen (17). The names and addresses of the current directors are as follows:

NAMES:                            ADDRESSES:
Gustavo A. Cisneros               Highgate Properties, Inc.
                                  36 East 61st. Street.  New York, NY  10021

Oswaldo Cisneros                  Telcel Celular C.A.
                                  Francisco de Miranda
                                  Edificio Parque Cristal Torre Oeste
                                  Piso 14 Los Palos Grandes
                                  Caracas 1060 Venezuela

William G. Cooling                77 Five Mile River Road
                                  Darien CT  06820

Luiz Fernando Furlan              Sadia S.A.
                                  Rua Fortunato Ferraz. 365-2 andar
                                  Vila Anastacio, 05093, SP, Brazil

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James M. Gwynn                    2305 Barton Creek Blvd. 32
                                  The Fairways Austin TX 78735

Timothy J. Haas                   The Coca-Cola Company
                                  310 North Avenue NW
                                  Atlanta GA 30313

Alejandro Jimenez Fonseca         701 Waterford Way, 8th Floor
                                  Miami, Florida 33126

Henry A. Schimberg                750 Dalrymple Road D-3, Atlanta, GA
                                  30328

D. Colin Mackenzie                2021 Laurel Oak Lane
                                  Palm City, FL 34990 or
                                  130 Dufferin Rd. Ottawa, Ontario
                                  Canada K1M 2A6

Wade T. Mitchell                  507 Arden At Argonne, NW
                                  Atlanta GA 30305


Francisco Sanchez Loaeza          701 Waterford Way, 8th Floor
                                  Miami, Florida 33126

Houston Staton                    Ave. Principal de los Samanes, Piso 1,
                                  Of. 1-G Centro Profesional Los
                                  Samanes, Caracas, Venezuela

Stuart A. Staton                  2665 Bay Shore Drive, Suite 1102
                                  Miami, FL 33133

Woods W. Staton Welten            McDonald's Argentina
                                  Arcos Dorados, S.A.
                                  R. Saenz Pena 432, 1636 Olivos
                                  Buenos Aires, Argentina

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there are no vacancies (the "Whole Board"). Since the date of the 1993 annual meeting of

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shareholders, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, have been divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with the term of office of the first class having originally expired at the 1994 annual meeting of shareholders, the term of office of the second class having originally expired at the 1995 annual meeting of shareholders and the terms of office of the third class having originally expired at the 1996 annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders, commencing with the 1994 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause other than expiration of term shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

The powers of the Corporation shall be exercised by the Board of Directors except such as are by law or by the Articles of Incorporation or the By-Laws conferred upon or reserved to the shareholders.

No contract or transaction between this Corporation and one or more of its directors or any other association, firm, entity or corporation shall be void or voidable, by virtue of the fact that any of the directors or officers of this Corporation are interested in or are directors or officers of such other association, firm, entity or corporation and any director or officer of this Corporation individually may be a party to, or may be interested in any such contract or transaction of this Corporation, if:

     (i) The fact of such relationship or interest is disclosed or known to the Board of Directors or a committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consent of such interested directors;

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


     (ii) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and the holders of a majority of the combined voting power of the outstanding shares entitled to vote authorize, approve or ratify such contract or transaction by vote or written consent; or

     (iii) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors or a committee thereof including the vote or consent of the interested directors.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

The directors may manage and administer the affairs of the Corporation in all things and may make or cause to be made, on behalf of the Corporation, contracts and agreements of any sort or description which the Corporation may enter into. The directors shall be entitled, by power of attorney or otherwise, to delegate any of their powers, except their power to exercise a general oversight over the Corporation's business. At any meeting of the directors, any director may be represented and vote by proxy (who must be another director) appointed by an instrument in writing, public or private, without power of substitution.

To the fullest extent permitted by Panamanian law, a director of the Corporation shall not be personally liable to the Corporation, the shareholders of the Corporation or any third party for damages, monetary or otherwise, for breach of duty as a director. If the General Corporation Law of the Republic of Panama or any other applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law, as so amended. Any repeal or modification of this provision by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9 - DURATION

The duration of the Corporation is to be perpetual.

ARTICLE 10 - SALE OR OTHER DISPOSITION OF ASSETS

If authorized by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares entitled to vote thereon, the Corporation may by appropriate action taken at any meeting of its Board of Directors, sell, lease, exchange, transfer in trust, pledge, mortgage or otherwise encumber or dispose of all or

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


substantially all of its assets and property including its good will and corporate franchises upon such terms and conditions and for such consideration as its Board of Directors may deem expedient.

ARTICLE 11 - DISSOLUTION

If the Board of Directors deems it advisable at any time that this Corporation be dissolved, the Board of Directors within ten (10) days after the adoption of a resolution to that effect by a majority of the Board of Directors at any meeting called for that purpose, shall cause notice of the adoption of such resolution to be given to the shareholders entitled to vote thereon, and a meeting of such shareholders shall then be called for the purpose of taking action by the holders of a majority of the combined voting power of the outstanding shares entitled to vote thereon present in person or by proxy to approve the resolution adopted by the Board of Directors. This Corporation may, however, in the manner prescribed by law, be dissolved at any time without such meetings upon the written consent of all the holders of all the shares entitled to vote thereon or by their duly appointed proxies.

ARTICLE 12 - AMENDMENTS

In addition to any affirmative vote of any particular class or series of stock of the Corporation required by law, these Articles of Incorporation or any Preferred Stock Designation, the affirmative vote of not less than eighty percent (80%) of the combined voting power of the issued and outstanding shares entitled to vote thereon shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, the provisions set forth in these Articles of Incorporation or the By-Laws; provided, however, that if the Board of Directors shall by a majority vote have adopted a resolution approving the proposal to so alter, amend or repeal, or adopt provisions inconsistent with, any provision of these Articles of Incorporation or the By-Laws and have recommended such action for approval by the holders of shares entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding shares entitled to vote thereon. Subject to the foregoing, any provision contained in these Articles of Incorporation or the By-Laws of the Corporation may be altered, amended or repealed and any provision inconsistent therewith may be adopted in the manner aforesaid, including, without limitation, any provision with respect to the number of shares of any class of stock authorized or issued and outstanding (including any new classes of stock) or the designations, rights, privileges, preferences, voting powers, restrictions, conversion features or qualifications of any of the classes of stock of the Corporation, and all rights and obligations of shareholders, directors, officers, agents and other persons, as herein set forth, are subject to such reservation.


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ARTICLE 13 - SHAREHOLDER ITEMS

Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

ARTICLE 14 - LIMITATIONS ON ACQUISITION AND TRANSFER OF SHARES OF CLASS A COMMON STOCK

It is the foremost interest of this Corporation to facilitate the public offering of shares of Class A Common Stock of the Corporation, and to preserve the liquidity and public trading value of the shares of Class A Common Stock, and not to permit any action or omission to adversely affect the foregoing. Therefore, no transfer of any shares of Class A Common Stock or any shares of Class B Common Stock may be made to any person, and the Corporation shall not register such transfer if, as a result of such transfer, such person would be the beneficial owner of ten percent (10%) or more of the outstanding shares of Class A Common Stock (a "Ten Percent Holder"), unless, prior to such transfer:

     (i) such person shall have given written notice to the Secretary of the Corporation, in accordance with the requirements for such notice as may be adopted by the Board of Directors, disclosing such person's intent to become a Ten Percent Holder; and

     (ii) (A) the Board of Directors shall have determined in good faith, within forty (40) days after receipt of proper notice, that such transfer would not in any way directly or indirectly, adversely affect the public offering of any shares of Class A Common Stock or the liquidity or public trading value of the shares of Class A Common Stock; or

          (B) the transfer shall have been approved by the holders of not less than eighty percent (80%) of the combined voting power of the outstanding shares entitled to vote;

provided, however, that the foregoing requirements shall not be applicable to
(i) any transfer of shares to a person who was a Ten Percent Holder as of the Record Date, unless such person shall acquire an additional five percent (5%) or more of the outstanding shares of Class A Common Stock or (ii) any conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section (i) or (ii) of Article 4D. The Board of Directors shall not be required to make any determination pursuant to paragraph (ii) (A) hereof, provided, however, that, within the 40-day period after receipt of proper notice of a proposed transfer, the Board of

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Directors shall have called a meeting of the shareholders at which the proposed transfer shall be considered and voted upon in accordance with requirements of paragraph (ii) (B) hereof.

The Board of Directors of the Corporation is authorized to adopt such rules and regulations concerning the transfer of shares of Class A Common Stock and Class B Common Stock during the above-specified periods, including without limitation any forms and certifications which must be duly and timely completed in order to transfer such shares. Certificates for shares of Class A Common Stock and Class B Common Stock shall bear a legend evidencing the restrictions provided by this Article 15.

ARTICLE 15 - OFFICERS

The officers of the Corporation as of the date of these amendments to the Articles of Incorporation are the following persons holding the offices set forth opposite their respective names:

NAMES:                              OFFICES:
Albert H. Staton, Jr.               Chairman of the Board Emeritus

Francisco Sanchez-Loaeza            Chairman and Chief Executive Officer

Alejandro Jimenez Fonseca           President and Chief Operating Officer

Paulo J. Sacchi                     Senior Vice-President-Finance, Treasurer
                                    and Assistant Secretary

Jorge Giganti                       Operations Vice-President-President
                                    Panamco Brazil

Jose Ignacio Huerta Gonzalez        Operations Vice-President-President North
                                    Latin American Division (Mexico and
                                    Central America)

Carlos Hernandez-Artigas            Vice-President Legal and Secretary

Roberto Ortiz Rojas                 Operations Vice-President- President
                                    Panamco Colombia

Moises Morales Portilla             Operations Vice-President-President
                                    Panamco Venezuela

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